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                                                                    EXHIBIT 10.4

                                 UGI CORPORATION
                                 SEVERANCE PLAN
                             FOR EXEMPT EMPLOYEES IN
                            SALARY GRADES 70 - 75 AND
                              SALARY GRADES 57 - 60

                      AS IN EFFECT AS OF DECEMBER 16, 2003

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                               TABLE OF CONTENTS

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                                                                       PAGE
Article 1     Introduction..........................................     1

Article 2     Definitions...........................................     2

Article 3     Eligibility for Benefits..............................     5

Article 4     Benefits..............................................     7

Article 5     Method and Duration of Benefit Payments...............    10

Article 6     The Plan Administrator................................    11

Article 7     Amendment, Suspension and Termination.................    12

Article 8     Duties of the Employer................................    13

Article 9     Claims Procedures.....................................    14

Article 10    Miscellaneous Provisions..............................    16
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                                i

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                                    ARTICLE 1

                                  INTRODUCTION

      1.1 Background. This Plan was adopted for certain employees in Salary Grades 70 - 75 and 57 - 60, and has been amended and restated in its entirety as of December 16, 2003, with all changes effective as of that date. This Severance Pay Plan will supersede any and all prior practices and plans.

      1.2 Purpose of Plan. The purpose of the UGI Corporation Severance Plan for exempt employees in Salary Grades 70 - 75 and 57 - 60 is to alleviate in part or in full financial hardships which may be experienced by certain Employees of the Employer whose employment is terminated involuntarily, other than for cause, due to (i) the elimination of their position or a reduction in work force, as determined by the Employer; or (ii) such other circumstances as the Employer, acting in its role as the employer and not as a fiduciary, may determine. In essence, benefits under the Plan are intended to be supplemental unemployment benefits which will assist a designated individual during the transition period until other employment is found. The benefits provided under the Plan also are intended to serve as consideration for the Employee's execution of a general release as required hereunder. The Plan is not intended to be included in the definitions of "employee pension benefit plan" and "pension plan" set forth under Section 3(2)(B)(i) of ERISA. Rather, this Plan is intended to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, the benefits paid by the Plan are not deferred compensation and no employee shall have a vested right to such benefits. In addition, the Plan has been drafted to give the Employer broad discretion in designating individuals who are eligible for benefits and the amount of such benefits. All actions taken by the Employer shall be in its role as the plan sponsor and not as a fiduciary.

      1.3 Term of Plan. The Plan will continue until such time as the Employer, acting in its sole discretion, elects to amend, modify, supersede or terminate the Plan for any reason and at any time.

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                                    ARTICLE 2

                                   DEFINITIONS

      2.1 "Benefit" means the amount that a Participant is entitled to receive pursuant to Section 4.1.

      2.2 "Compensation" means an Employee's annual base salary and applicable target annual bonus amount, if any, in effect on the first day of the calendar quarter immediately preceding the Employee's Employment Termination Date.

      2.3 "Committee" means the administrative committee designated pursuant to
Article VI of the Plan to administer the Plan in accordance with its terms, or its delegate.

      2.4 "Daily Cash Compensation" means Compensation divided by 260.

      2.5 "Effective Date" means December 16, 2003.

      2.6 "Employee" means any employee in Salary Grades 70 - 75 and 57 - 60 who is classified by the Employer as a full-time, active employee; provided, however, that "Employee" does not include any exempt employee in an executive employment category, as determined by the Employer, who is covered by the UGI Corporation Senior Executive Employee Severance Pay Plan or any employee whose wages and conditions of employment are the subject of a collective bargaining agreement between the Employer and a collective bargaining agent unless the applicable agreement specifically provides for the participation herein of such employee.

      2.7 "Employer" means UGI Corporation and any successor thereto which adopts the Plan.

      2.8 "Employment Termination Date" shall mean the date on which the current employment relationship between the Participant and the Employer is terminated.

      2.9 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      2.10 "Executive Equity Plan" means the UGI Corporation 2000 Stock Incentive Plan, the UGI Corporation 1997 Stock Option and Dividend Equivalent Plan, the UGI Corporation 2004 Omnibus Equity Compensation Plan (or its successor, as designated by the Committee) and the AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan (or its successor, as designated by the Committee).

      2.11 "For Cause" means any reason for dismissing an Employee from employment with the Employer which the Employer, acting in its role as the employer and not as a fiduciary, determines, in its sole discretion, would constitute grounds for denying payment of Benefits under the Plan upon the Employee's dismissal. The term "For Cause" shall include, but shall not be limited to, dismissal due to breach of trust, unacceptable behavior or performance, excessive absenteeism or tardiness, unsatisfactory performance, or insubordination.

                                       2

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      2.12 "Named Fiduciary" means the Employer, Plan Administrator, and the
Named Appeals Fiduciary within the meaning of Section 9.4. Each Named Fiduciary shall have only those particular fiduciary powers, duties, responsibilities and obligations as are specifically given it under this Plan. Any Named Fiduciary, if so appointed, may perform in more than one fiduciary capacity.

      2.13 "Paid Notice" means (i) for Grades 57-60, one month and (ii) for Grades 70-75, two months.

      2.14 "Paid Notice Period" shall mean the time period, which may vary depending upon a Participant's grade level at the time of a Qualifying Termination for which the Employee:

            (a) is paid salary continuation under Section 4.1(d) of the Plan;
and

            (b) is provided with the continuation of certain benefits under
Section 4.2 of the Plan.

      2.15 "Participant" means any Employee of the Employer who has been designated by the Employer as a participant in this Plan.

      2.16 "Plan" means the UGI Corporation Severance Plan for Exempt Employees in Salary Grades 70 - 75 and 57 - 60, as set forth herein, and as the same may from time-to-time be amended, modified, superseded or terminated in the sole discretion of the Employer for any reason and at any time.

      2.17 "Plan Administrator" means an individual or a committee of two or more individuals appointed by the Employer to serve as such, or in the absence of such appointment, the Employer, acting through its officers, or its delegate.

      2.18 "Plan Year" means the initial period from the Effective Date through September 30, 1999 and the twelve month period commencing on each October 1 thereafter and ending on the following September 30.

      2.19 "Qualifying Termination" means, subject to Section 3.2 which enumerates certain exclusions, an involuntary termination of employment by the Employer, for reasons other than For Cause, occurring as a result of one of the following events, but only if the Employer determines, in its sole discretion and solely with respect to such event, that such event shall create an entitlement to Benefits hereunder: (i) the sale or discontinuance of operations (other than a discontinuance of operations and a termination of employment which the Employer determines is of a temporary nature) of the Employer facility in which the Employee has been employed, (ii) the occurrence of any other special event as determined by the Employer which gives rise to job eliminations, or
(iii) such other circumstances as the Employer, acting in its role as the employer and not as a fiduciary, may determine.

      2.20 "Release" shall mean a release of employment-related claims in such form as may be proscribed by the Employer, acting as an employer and not as a fiduciary, from time to time

                                       3

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and with such modifications as the Employer deems appropriate for the
Participant's particular situation. A copy of the current form is attached as Appendix A.

      2.21 "Restricted Awards" means restricted stock, stock units, performance units, restricted units and dividend equivalents and distribution equivalents with respect to any of the foregoing that are granted to a Participant under an Executive Equity Plan as determined by the Committee. The term "Restricted Awards" shall not include stock options.

      2.22 "Subsequent Employer" means another person or entity who becomes the Employee's employer and who purchases some or all of the assets or stock or continues the operation of a former facility of the Employer or one of its affiliates at which the Employee performed significant functions while an employee of UGI Corporation or one of its affiliates.

      2.23 "Termination Date" means the date of a "Qualifying Termination."

                                       4

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                                    ARTICLE 3

                            ELIGIBILITY FOR BENEFITS

      3.1 Benefit Eligibility. In its sole discretion, the Employer may grant a Benefit under this Plan to any Employee whom the Employer designates as a Participant and whose employment has been terminated by reason of a Qualifying Termination. In addition, the Participant must meet the requirements of Section
3.3 in order to receive a Benefit under this Plan.

      3.2 Exclusions. Notwithstanding the provisions of Section 3.1, an Employee will not be deemed to have had a Qualifying Termination and, accordingly, will not be eligible for Benefits, if any of the following circumstances apply:

            (a) The Employee has completed less than three months of continuous service with the Employer;

            (b) The Employee's termination from employment is due to a voluntary termination or retirement (with or without notice), death, military service, or a disability entitling the Employee to benefits under any sick pay or disability income plan or policy sponsored by the Employer (including workers compensation);

            (c) The Employee was hired for a definite term or task (e.g., temporary employees);

            (d) The Employee receives an offer of employment with the Employer or one of its affiliates with a geographic location of under 50 air miles from the Employee's present work location;

            (e) The Employee (i) is employed after such termination of employment by a Subsequent Employer, or (ii) receives an offer (either stated or implicit) of employment with a Subsequent Employer in a position the duties of which are substantially comparable to the Employee's employment duties immediately prior to such termination of employment, without regard to whether the pay or other terms and conditions of employment are comparable; or

            (f) The Employee is terminated due to the expiration of a leave of absence.

      3.3 Conditions to Entitlement to Benefits. As further conditions to entitlement to Benefits under the Plan, all Participants must, prior to the payment of any Benefits due hereunder (i) sign and not rescind or contest the enforceability of a Release; (ii) return to the Employer any and all Employer property held by the Participant, including, but not limited to, all reports, manuals, memoranda, computer disks, tapes and data made available to the Participant during the performance of the Participant's duties, including all copies; (iii) hold confidential any and all information concerning the Employer, whether with respect to its business, subscribers, providers, customers, operations, finances, employees, contractors, or otherwise; and (iv) cooperate fully with the Employer to complete the transition of matters with which the Participant is familiar or responsible to other employees and make himself or herself available to

                                       5

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answer questions or assist in matters which may require attention after the
Participant's Employment Termination Date. If the Employer determines, in its sole discretion, that the Participant has violated one or more of the above conditions to entitlement to Benefits, the Committee may determine that it will not pay the Benefits or may discontinue the payment of Benefits under the Plan. Any remedy under this Section 3.3 shall be in addition to, and not in place of, any other remedy the Employer may have, at law or otherwise.

                                       6

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                                   ARTICLE 4

                                    BENEFITS

      4.1 Employer Determinations. Subject to the provisions of Section 7.1, the Employer, in its sole discretion, acting in its role as the employer and not as a fiduciary, shall determine which Employees shall be awarded a Benefit hereunder and the amount of any such Benefit. The Employer may take into account any factors it determines to be relevant in deciding which Employees shall be awarded Benefits and the amount of such Benefits, and need not apply its determinations in a uniform manner to terminated Employees similarly situated. All such decisions shall be final, binding and conclusive.

      4.2 Amount of Immediate Cash Benefit. The cash amount to be paid to a Participant eligible to receive Benefits under the Plan shall be paid in a lump sum as provided in Section 5.1 and shall equal the sum of the amounts described in subsections (a) through (d), less the amount described in subsection (e), except that any payment under paragraph (c) below that is based on annual financial performance will be excluded from the lump sum payment and paid separately as provided below:

            (a) An amount equal to a minimum of five (5) times the Daily Cash Compensation per year of continuous service to a maximum of twelve (12) times the Daily Cash Compensation per year of continuous service. The minimum Benefit paid to any Participant shall be an amount equal to a Participant's Compensation for two (2) weeks (10 days) and the maximum Benefit paid to any Participant under this formula will be an amount equal to a Participant's Compensation for one (1) year. A "year of continuous service" shall be measured from the Participant's employment commencement date to his or her Employment Termination Date.

            (b) An amount equal to the vacation that the Participant would earn from the Employment Termination Date to the conclusion of the Participant's applicable Paid Notice Period.

            (c) An amount equal to the Participant's target annual bonus amount, under the applicable annual bonus plan (or its successor), if any, for the current Plan Year multiplied by the number of months elapsed in the current Plan Year to the Participant's Employment Termination Date and divided by twelve
(12); provided, however, that if the Employment Termination Date occurs in the last two (2) months of the Plan Year, in lieu of the payment described above, the amount to be paid pursuant to this clause (c) shall be determined and paid after the end of the Plan Year in accordance with the terms and conditions of the applicable annual bonus plan, if any, as though the Participant were still an Employee, except that the weighting to be applied to the Participant's business/financial performance goals under the annual bonus plan will be deemed to be 100%; provided further, however, that in the discretion of the Chief Executive Officer, the amount payable pursuant to this paragraph (c) for Employment Termination Dates occurring in the last two (2) months of the fiscal year may be computed in the same manner as that provided for Employment Termination Dates occurring during the first ten (10) months of the fiscal year.

                                       7

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            (d) An amount of salary continuation during the Paid Notice Period which will equal Compensation divided by twelve (12) and multiplied by the number of months of Paid Notice.

            (e) An amount equal to the Participant's earned and accrued vacation through the Participant's Employment Termination Date.

            (f) If the Participant's employment with the Employer terminates before a Change of Control (as defined in the UGI Corporation 2004 Omnibus Equity Compensation Plan, or a successor plan as designated by the Committee) of UGI Corporation, the cash amount computed in subsections (a) through (d) above shall be reduced by the amount of cash and the fair market value of any stock, partnership units or other property that is payable to the Participant under Restricted Awards after the Participant's termination of employment, as determined by the Committee. The Committee may determine that payment of a portion of the Benefit under this Plan will be delayed pending calculation of the amount payable under Restricted Awards, or the Committee may decide to pay the amounts described in subsections (a) through (d) immediately and offset amounts payable under the Restricted Awards by the amount of the Benefit previously paid under this Plan. In no event shall a Participant be required to return to the Employer any amounts previously paid under this Plan as a result of a decline in the value of Restricted Awards.

            (g) The offset described in subsection (f) shall not apply if the Participant's employment with the Employer terminates at or after a Change of Control. In addition, the offset described in subsection (f) shall not apply to any Restricted Awards for which all requirements for payment have been met before the Participant's Employment Termination Date (for example, if the restriction period for a Restricted Award ends on December 31, 2003, the Restricted Award is payable February 1, 2004 and the Participant's employment is terminated January 15, 2004, Benefits under this Plan shall not be offset by the Restricted Award).

      4.3 Other Benefits. A Participant shall continue to be entitled, through the end of the Participant's applicable Paid Notice Period as set forth above, to those employee benefits listed below, as in effect from time-to-time during the applicable Paid Notice Period based upon the amount of coverage or benefit provided at the Termination Date:

            (a) Basic Life Insurance;

            (b) Supplemental Life Insurance;

            (c) Medical Plan and Dental Assistance Plan; and

            (d) For Salary Grades 70 - 75, UGI Corporation Supplemental Executive Retirement Plan.

Contributions for these coverages will be deducted from the Employee's lump sum payment on an after-tax basis.

                                       8

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      4.4 Effect on Retirement and Other Benefit Plans or Payments.

            (a) This Plan shall not govern and shall in no way affect the Participant's interest in, or entitlement to benefits under any of the Employer's qualified retirement plans, and any payments received under any such plan shall not affect a Participant's right to any benefit hereunder.

            (b) A Participant who has been awarded Benefits under Sections 4.1 through 4.3 may continue to receive health benefits after the Employment Termination Date or any applicable Paid Notice Period under the applicable health plan maintained by the Employer for such period of time as may be required by applicable federal or state law.

            (c) There shall not be drawn from the provision by the Employer of any Benefits under this Article 4, any implication of continued employment or of continued right to accrual of retirement plan benefits under the Employer's qualified retirement plans or Executive Equity Plan, nor shall a Participant, except as provided in Section 4.2(b), accrue vacation days, paid holidays, paid sick days or other similar benefits normally associated with employment for any period after the Employment Termination Date or any applicable Paid Notice Period.

            (d) The Benefits payable under this Plan shall be reduced by any and all separation payments or other similar payment required to be made by the Employer under federal, state and local laws including, but not limited to, the Worker Adjustment and Retraining Notification Act.

                                       9

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                                   ARTICLE 5

                     METHOD AND DURATION OF BENEFIT PAYMENTS

      5.1 Method of Payment. Except as provided in Section 4.2(c), the Benefit to which a Participant is entitled shall be paid in a single lump sum, unless the Employer, in its sole discretion, acting in its role as employer and not as a fiduciary, determines otherwise. Payment shall be made by mailing to the last address provided to the Employer by the Participant or, at the election of the Participant and subject to the consent of the Employer, by depositing in accordance with any direct deposit instructions received from the Participant. In general, payment shall be made as promptly as practicable after (a) the Participant's Qualifying Termination; and (b) after the execution by the Participant of the Release required under Section 3.3; and (c) the expiration of the required revocation period specified in the Release. All payments under the Plan are subject to withholding for applicable federal, state and local taxes.

      5.2 Termination of Entitlement to Benefits. A Participant shall cease to participate in the Plan, and any Benefits to any Participant shall cease, upon the occurrence of the earliest of:

            (a) the termination of the Plan or the adoption of an amendment to the Plan which would result in the cessation of Benefit payments hereunder;

            (b) completion of the Paid Notice Period as defined at Section 2.12

            (c) the death of the Employee; or

            (d) the discovery that the Participant's termination from employment with the Employer was For Cause, whether or not such discovery occurs before the Employee's Termination Date.

            In the event that the circumstances described in Section 5.2(d) occur after a Participant has received Benefits, the Participant will forfeit any and all entitlement to Benefits and will be required to return to the Employer immediately the full amount of any such Benefit.

            The Employer, in its sole discretion, acting in its role as employer and not as a fiduciary, may waive application of this provision with regard to the occurrence of any of the foregoing events or circumstances.

      5.3 Effect of Reemployment. In the event a Participant who qualifies for Benefits hereunder is rehired as a full-time employee of the Employer, or hired as a full-time employee of any affiliate of the Employer, the Employer has the right to cease payment of Benefits and/or require the repayment of all or a portion of the benefit amount paid as a precondition to reemployment.

                                       10

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                                   ARTICLE 6

                             THE PLAN ADMINISTRATOR

      6.1 Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Employer, to determine the eligibility of each Participant to participate in the Plan. The Employer, in its role as the employer and not as a fiduciary, shall determine the amount of Benefit to which each Participant may be entitled and the manner and time of payment of the Benefit. The Plan Administrator shall have the full power and authority to construe, interpret and administer the Plan, to correct deficiencies therein, and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties, subject only to determinations by the Named Appeals Fiduciary with respect to denied claims for Benefits. Any decisions, actions or interpretations to be made under the Plan by the Employer, in its role as an employer and not as a fiduciary, shall be made in its sole discretion and need not be uniformly applied to similarly situated individuals and shall also be final, binding and conclusive upon the parties. The Plan Administrator may delegate ministerial and other responsibilities to one or more employees of the Employer.

      6.2 Records, Reporting and Disclosure. The Plan Administrator shall keep all individual and group records relating to Participants and former Participants and all other records necessary for the proper operation of the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Internal Revenue Code, and every other relevant statute, each as amended, and all regulations thereunder, except that the Employer, as payor of the Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts which may be similarly reportable.

      6.3 Compensation, Expenses and Indemnification of the Plan Administrator. Individuals serving (either alone or as a committee) as the Plan Administrator who are full time employees of the Employer shall receive no additional compensation for their services as Plan Administrator. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Employer upon proper documentation. Individuals serving (either alone or as a committee) as the Plan Administrator shall be indemnified by the Employer against personal liability and defense costs for actions taken in good faith in the discharge of their duties as the Plan Administrator.

      6.4 Bonding. The Plan Administrator shall arrange any bonding that may be required by law, but no amount in excess of the amount required by law (if any) shall be required by the Plan.

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                                   ARTICLE 7

                      AMENDMENT, SUSPENSION AND TERMINATION

      7.1 Amendment, Suspension and Termination. The Employer reserves the right, in its role as employer and not as a fiduciary, at any time and from time to time, to amend, modify, suspend or terminate the Plan in whole or in part, for any reason and at any time, and without either the consent of, or the prior notification to, any Participant, Employee or other individual. No such amendment, modification, suspension or termination shall give the Employer the right to recover any amount paid to a Participant prior to the date of such amendment, modification, suspension or termination. However, any such amendment, modification, suspension or termination may cause the discontinuance of payments of Benefits, or the cessation of the obligation to pay any Benefit, to any person or persons under the Plan. The Employer shall have the right to delegate its authority and powers hereunder, or any portion thereof, to a committee, an affiliated company or any other individual or entity.

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                                   ARTICLE 8

                             DUTIES OF THE EMPLOYER

      8.1 Records. The Employer shall supply to the Plan Administrator all records and information necessary to the performance of the Plan Administrator's duties.

      8.2 Payment. The Employer shall make payments from its general assets to Participants in accordance with the terms of the Plan.

      8.3 Discretion. Any decisions, actions or interpretations to be made under the Plan by the Employer shall be made in its sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly-situated individuals, and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties.

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                                   ARTICLE 9

                               CLAIMS PROCEDURES

      9.1 Application for Benefits. Each Employee believing himself or herself to be entitled to Benefits under this Plan may apply for such Benefits within 30 days of his or her termination of employment on a form supplied by the Plan Administrator. Before the date on which Benefits are paid or payments commence, each such application must be supported by such information as the Plan Administrator deems relevant and appropriate.

      9.2 Claim. A terminated Employee may contest his or her eligibility for the amount of benefit awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. Each such application must be supported by such information as the Plan Administrator deems relevant and appropriate. The Plan Administrator will review the claim and provide notice to the terminated Employee, in writing, within 90 days after the claim is filed unless special circumstances require an extension of time for processing the claim. In no event shall the extension exceed a period of 90 days from the end of the initial period. In the event that any claim for benefits is denied in whole or in part, the terminated Employee whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator. The notice advising of the denial shall be written in a manner calculated to be understood by the terminated Employee and shall set forth: (i) specific references to the pertinent Plan provisions on which the denial is based; (ii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such information is necessary; and (iii) an explanation of the Plan's claim procedures and time limits applicable for such procedures, including a statement of the claimant's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

      9.3 Appeals of Denied Claims for Benefits. All appeals shall be made by the following procedure:

            (a) The terminated Employee whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice must be filed within sixty (60) days of notification of the claim denial, be made in writing, and set forth all of the facts upon which the appeal is based. Appeals not timely filed in writing shall be barred.

            (b) The claimant or his duly authorized representative may:

                  (i) request a review upon written notice to the Committee;

                  (ii) examine the Plan and obtain, upon request and without charge, copies of all information relevant to the claimant's appeal; and

                  (iii) submit issues and comments in writing.

            (c) The Named Appeals Fiduciary (as described in Section 9.4) shall issue a decision no later than 60 days after receipt of a request for review unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the terminated Employee's notice of appeal.

            (d) The Named Appeals Fiduciary shall consider the merits of the claimant's written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.

            (e) The Named Appeals Fiduciary shall render a determination upon the appealed claim, which determination shall be accompanied by a written statement setting forth the following:

                  (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant;

                  (ii) specific references to the pertinent Plan provisions on which the decision is based;

                  (iii) the claimant's right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

                  (iv) the claimant's right to bring a civil action under
section 502(a) of ERISA.

      9.4 Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the person or persons named as such by the Board of Directors, or, if no such person or persons be named, then the person or persons named by the Committee as the Named Appeals Fiduciary. The Named Appeals Fiduciaries may at any time be removed by the Board of Directors, and any Named Appeals Fiduciary named by the Committee may be removed by the Committee. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a "Named Fiduciary" within the meaning of ERISA, and unless appointed other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

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                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

      10.1 Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee's process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under this Plan.

      10.2 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Employee, or any person whosoever, the right to be retained in the service of the Employer, and all Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

      10.3 Severability of Provisions. Except for those provisions contained in
Section 3.3 which go to the essence of this Plan and require the execution of a Release as a condition precedent to eligibility, if any other provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.

      10.4 Heirs, Assigns and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future (except that no successor to the Employer shall be considered a Plan sponsor unless that successor adopts this Plan).

      10.5 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

      10.6 Gender and Number. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.

      10.7 Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Employer which may be applied by the Employer to the payment of Benefits.

      10.8 Payments to Incompetent Persons, Etc. Any Benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receiving therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Employer, the Plan Administrator and all other parties with respect thereto.

      10.9 Appendices. From time to time, the Employer may elect to append provisions of limited duration to this Plan to govern what the Employer determines to be special circumstances governing certain Employees. Each such Appendix, during the period stipulated therein, shall be deemed a part of this Plan. Except as otherwise stated in any such Appendix applicable to any Employee or Participant, the rights of such Employee or Participant as stated in such Appendix shall supersede the rights provided under this Plan; the Benefits provided under such Appendix shall be in lieu of comparable or stipulated Benefits provided under this Plan, and there shall be no duplication of Benefits.

      10.10 Lost Payees. A Benefit shall be deemed forfeited if the Plan Administrator is unable to locate a Participant to whom a Benefit is due. At the sole discretion of the Employer, acting in its role as an employer and not as a fiduciary, such Benefit may be reinstated if application is made by the Participant for the forfeited Benefit while this Plan is in operation.

      10.11 Controlling Law. This Plan shall be construed and enforced according to Pennsylvania law except to the extent superseded by federal law.

            IN WITNESS WHEREOF, the Employer has caused this Plan to be executed in its name and behalf this __________ day of January, 2004, by its officers thereunto duly authorized.

                                                UGI CORPORATION
Attest:

By:_________________________________         By:________________________________

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                                   APPENDIX A
                                     RELEASE

                                      A-1